Exhibit 10.39

Offer of Employment, dated June 9, 2017, between Tribune Media Company and Gavin Harvey

June 7, 2017

Gavin Harvey
[Address on File with Registrant]

Dear Gavin:
I am pleased to extend a conditional offer of employment to you as Interim President, WGN America & Tribune Studios at WGN America ("Company") .Your anticipated start date is June 26,2017, and although your employment is at-will and may end at any time, your anticipated last day of employment is the sooner of 90 days after the close of the merger between Tribune Media and Sinclair Broadcast Group, or June 29, 2018, whichever comes first. You will be located in New York, NY with regular travel to Los Angeles, CA. The principal terms of our employment offer are as follows:
Your initial base salary rate will be $50,000.00 per month, less applicable withholdings and deductions, and paid in accordance with the Company's payroll practices. Your salary will be subject to periodic review on the same basis as similarly situated employees.
WGN America offers its employees a benefits package, including medical, dental, life, disability, personal accident insurance and reimbursement accounts. You may contact the Mercer Benefits Center at (888) 867-5960 with any questions pertaining to your benefits package. You have up to 31days from your hire date to make your benefit elections. If you make your benefit elections within 31days of your date of hire, your coverage will begin on the first day of the calendar month following your date of hire. If you do not elect coverage within 31days of your hire date, you will not be eligible to enroll in coverage until the next annual open enrollment period. Company benefit plans and programs may be modified, or terminated by the Company at any time, in its sole discretion, subject to the terms of any particular plan or program.
This offer of employment is made expressly contingent upon your: (1) passing our Company background check; (2) continued compliance with the Tribune Media Non-Disclosure Agreement, Code of Business Conduct and Employee Handbook; (3) proving that you are legally authorized to work in the United States by completing 1-9 paperwork within the first three days of your employment, which includes your submission of acceptable documentation (as noted on the 1-9 form) verifying your identity and work authorization; and (4) execution and agreement to the enclosed covenants.
Your employment with WGN America is for no specified period and constitutes at-will employment. This means that either you or WGN America may terminate your employment at any time, with or without advance notice, and for any or no particular reason or cause. The at-will employment relationship cannot be modified except in writing signed by a representative of the Company authorized to make such a modification.
Once again, we look forward to your joining WGN America! In order to indicate your official acceptance of this offer, please sign below and return a copy of this letter with your signature by email to Michael Davis Velasco at mdavisvelasco@tribunemedia.com. If you have any questions, please feel free to contact me directly.

Sincerely,
/s/ Peter Kern
Peter Kern
President & Chief Executive Officer
Tribune Media Company

/s/ Michael Davis Velasco
Michael Davis Velasco
Senior Vice President, Human Resources & Chief Labor / Employment Counsel
Tribune Media Company

ACKNOWLEDGED AND AGREED:

/s/ Gavin Harvey                            June 9, 2017
Gavin Harvey                            Date

CC: Employee File